EXHIBIT 99.1

A message to our stockholders

For SunGard, 2004 was a year of solid financial performance and strategic accomplishment. We achieved our targets for the year and became even stronger. Revenue reached a new record of $3.56 billion, up 20% from the previous year. Net income increased to $454 million,* a gain of 23%, and net income per share rose to $1.54,* an increase of 21%. Perhaps most important, we became even more competitive in the field and made real strategic progress, which we believe will facilitate growth.

A key strategic decision

Facilitating future growth and enhancing stockholder value were the principal reasons that led us to a key strategic decision we announced in October 2004: our plan to spin off our Availability Services business from our Software & Processing business. The goal is to structure the spin-off as a tax-free stock dividend, creating two independent publicly traded companies, each with substantial size and scope and each already a leader in its industry. SunGard’s Software & Processing business, which includes two SunGard business segments, Investment Support Systems and Higher Education & Public Sector Systems, represented approximately 66% of the company’s revenue in 2004, while the Availability Services business accounted for the remaining 34% of revenue and generated almost half of our operating income.

The rationale for this decision is compelling. These businesses are distinctly different. As longtime SunGard investors know, Software & Processing and Availability Services were brought together in the leveraged buyout that created the company in 1983; at the time, each was considered too small to stand alone. There were some financial and operational synergies that helped SunGard grow and achieve more predictable results, but that “portfolio effect” is much smaller today. Each business grew and developed at its own pace, and today each is large enough to succeed on its own.

*	Full-year 2004 net income and diluted net income per share includes an after-tax gain of approximately $46 million, or $0.16 per diluted share, from the sale of Brut LLC in September 2004. Excluding the gain from the sale of Brut and all merger and spin-off costs, diluted net income per share was $1.40, an increase of 10% over comparable 2003 results.

The differences between Software & Processing and Availability Services became more apparent over time. Today, each has its own drivers and dynamics. A spin-off would provide each company greater focus and flexibility to pursue growth strategies that are tailored to its distinct set of challenges and opportunities and that are better for its customers. Each company’s customers also would benefit from the fact that their business will be all the more important to their vendor. It is worth noting here that the reaction from customers has been extremely positive. Finally, separating into two companies would not only enable investors to make independent investment decisions for each, but would also enable the management of each company to be more closely aligned with its stockholders in terms of performance, risk and reward.

The decision to spin off Availability Services was our biggest strategic event of 2004, but SunGard also made progress in many areas. In terms of competitiveness, customer penetration, and the breadth and depth of products and services, SunGard grew stronger in 2004.

Software & Processing

Within Software & Processing, customer expectations have increased. Customers expect more for less. They want to “go live” much faster with less project risk. They want more integrated solutions, and they favor vendors that are easy to do business with. Technology is once again seen as a competitive differentiator—a shift from the single-minded focus on cutting costs that has characterized the last few years. Customers are still investing to reduce costs, but now they are also investing in technology to become more competitive and to deal with ever increasing compliance requirements. We believe our solutions are well positioned to help our customers achieve their goals.

Technology integration plays a vital role in the quest for competitiveness, especially for financial services customers. This often results in larger investments in our products and services. To cite one example from 2004, we signed one of the largest ASP deals in our history when a major New York bank renewed its contract for INVEST ONE, our leading investment accounting solution, and added complementary SunGard products to form the core platform for its European business. The bank believes our integrated global solution will give it a competitive edge.

Customer centralization of procurement decisions results in more scrutiny and pricing pressure, but it also opens up opportunities for cross selling. We believe our Global Account Management (GAM) program is well suited to identify opportunities and deepen relationships at our largest financial services accounts. In November we signed our first comprehensive master services agreement with one of our largest GAM customers which will govern all new contracts with the bank. We believe this agreement will make it easier for the customer to do business with us. We have already received several orders under the new master agreement, and we hope to replicate this success with other financial services customers.

While financial services continues to be the principal focus for Software & Processing, we are making real progress in serving other growing markets: higher education institutions and public sector entities. Colleges and universities have escalating IT requirements, driven by the need to develop integrated enterprise architectures to replace disparate legacy systems and the demand from students, faculty and administrators for 24/7 Web-based self-service. The public sector is under pressure to comply with new federal and state mandates that require significant investments to upgrade to modern technology. For all of these customers, particularly institutions of higher education, we often replace dozens of old systems, spreadsheets and manual processes that were never designed to work together. The integration of our offerings, our strong on-time delivery and our on-budget track record are all reasons these customers choose SunGard over the traditional ERP companies we compete with.

For example, a well-known college had developed plans to build a $50 million student center designed to house all nonacademic administrative functions for students. Instead, the college installed our Luminis solution and put all these services on the Web, which enabled it to cancel the construction project. In addition to saving a great deal of money, the college can now offer courses and degrees to remote students, tapping new sources of enrollment revenue and helping to enhance its prestige.

Several of SunGard’s Higher Education customers have won “Best of the Web” awards on the basis of both our compelling Web design and the rich functionality of our back-end systems that are seamlessly integrated in a browser for access by students, teachers and administrators.

Availability Services

Today more than half of outgoing customer proposals bundle two or more services, a change from the past when customers shopped for services in narrow niches. We are positioned better than ever to meet the increasing demands of customers across the continuum of information availability services, from “always on” production services to “always ready” standby solutions. The increasing demand for bundled services is driven by enterprises of all types seeking to optimize spending by choosing a distinct level of service for each application and server, depending on the amount of downtime they can tolerate for each. This often results in more customized solutions, which plays to SunGard’s strengths. The more complex the requirements, the more differentiated our offerings become.

One of the most promising sectors for Availability Services is the healthcare industry, where the combination of regulations (HIPAA, for example) and new hospital and managed-care software applications has dramatically increased the need for information availability services. Automating patient care, for instance, results in a significantly higher demand for system uptime; patients cannot be left without prescribed medical care because of a system’s unavailability.

During 2003 and 2004, revenue growth in Availability Services was affected by the decision of some large financial services firms to handle their availability requirements in-house. Although in-house solutions provide customers with exclusive access to infrastructure, we believe that, for many customers, building and maintaining an in-house solution is significantly more costly and difficult than subscribing to comparable, dedicated services from us. This is because of our economies of scale, technology expertise, resource management skills and ability to provide vendor-neutral solutions. We do not expect the in-house trend among larger financial services firms to have as much of an effect on our business in the longer term, because we believe that most of the firms that have decided to “in-source” their availability needs have already told us so.

Acquisitions

Despite the economic downturn over the past few years when others were less willing to pursue strategic opportunities, SunGard has continued with its acquisition program. The vast majority of our acquisitions have contributed significantly to our growth. They have also made SunGard more competitive and have been a great source of executive talent. Some eighty percent of our top one hundred operating managers joined us through an acquisition. I doubt we would have been able to attract so much entrepreneurial talent through more conventional means.

Looking forward

Acquisitions will continue to play a role in our growth, but our focus remains on growing internal revenue—which excludes revenue from acquired businesses owned for less than one year. On the internal revenue front, results were much better in 2004 than in 2003, but they are low in absolute terms. Cost cutting by our customers is a double-edged sword for us. Many of our solutions help customers reduce costs, but the drive to cut costs also puts pressure on our fees. Pricing pressure did not get worse in 2004; it stayed about the same. We know that to accelerate our revenue growth, we must capture a larger share of IT spending from our existing customers. This is a focal point for everyone at SunGard as we head into 2005. Developing broader and deeper customer relationships across all of our businesses is one of our key goals for 2005, and is also key to faster growth in the future.

It’s part of the SunGard culture to look to do more with less. It’s critical to our ongoing profitability, and is a big reason we were able to consistently invest in products and infrastructure during the recent downturn. In 2004 we spent 10% of Software & Processing revenue on product development, excluding customer-funded work, and we invested approximately $240 million on capital expenditures company wide.

Let me summarize the main achievements of 2004. We met our financial targets. We began the planning process for the spin-off of our Availability Services business in order to strengthen the focus and facilitate the future growth of both businesses. We ended the year stronger in the field—more strategic and more mission critical to our customers. In short, it was another successful year for SunGard. The credit for that success belongs entirely to the people of SunGard. Their hard work and commitment created two strong and growing businesses.

I want to acknowledge that there is a poignant aspect to the planned spin-off. Our two management teams have worked side by side, as partners, for more than two decades, and our dedicated corporate staff has worked hard to support both. The good news is that, following the spin-off, SunGard Availability Services will be in the excellent hands of Jim Simmons, CEO, and Ted Gaasche, COO, working with Jim Mann, our Chairman, and Mike Ruane, our CFO. Likewise, Software & Processing will benefit from the continued leadership of Mike Muratore, EVP, and Andy Bronstein, our Controller, who will become our CFO. After the spin-off, Jim Mann will remain on our board in a nonexecutive capacity, while serving as Chairman of SunGard Availability Services. Much of our corporate group will stay with Software & Processing, but some will become part of SunGard Availability Services due to the spin-off. This means that the spin-off will cause many of us to part paths with colleagues we have worked with for years, in some cases since the very beginning of the company. While it is hard to say goodbye, it is indeed rewarding to know that we have the depth of executive management to provide both companies with first-rate leadership going forward.

Among all of our leaders, one stands out. On behalf of everyone at SunGard, I would like to acknowledge the numerous, significant contributions of Jim Mann. Jim has done more to create stockholder value than any other person in the history of our company, and for that he has earned our deepest gratitude and respect. I must also acknowledge a personal debt to Jim. I have worked for Jim since I was 27 years old, when SunGard acquired the company I cofounded, and without a doubt, he has been the single most important influence on my career. Thank you Jim, not only for providing valuable guidance to me, but also for serving as a superb mentor for so many other SunGard executives.

As we head into 2005, we remain enthusiastic about our capabilities, our strengths and our potential. It promises to be an exciting year at SunGard, and I look forward to reporting on our progress.

Cristóbal Conde

President and Chief Executive Officer

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